AURELIO RESOURCE CORPORATION ANNOUNCES

APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

LITTLETON, COLORADO, April 18, 2008 News Release #08-08

Aurelio Resource Corporation (OTCBB : AULO, Frankfurt : F3RA) is pleased to announce that Robert R. Gilmore has been appointed as Treasurer and Chief Financial Officer (CFO) of the Company. Mr. Gilmore succeeds Allan J. Marter, who has served as Interim CFO since late 2006.

Robert R. Gilmore is an independent financial consultant and Certified Public Accountant (CPA) with 35 years of experience in the financial and mining industries.

Currently Mr. Gilmore serves as a:

  Director and Audit Committee chairman for Eldorado Gold Corporation (AMEX : EGO), a company with operating mines in Brazil, China and Turkey; and as a

  Director and Audit Committee chairman for Fronterra Copper Corp (TSX : FCC), which produces approximately 70 million pounds of copper cathode annually from the Piedras Verdes SX/EW copper mine in Sonora, Mexico, and as a

  Director and Audit Committee chairman for Global Med Technologies.

Previously Mr. Gilmore served as:

  Treasurer of Barringer Resources;

  CFO of U.S. Gold Corporation;

  CFO of Dakota Mining Corporation; and,

  a Director of several other publicly-traded, operating mining companies in the United States and Canada.

Mr. Gilmore is a Certified Public Accountant, a former employee of Coopers & Lybrand (now PriceWaterhouseCoopers LLC), and a Member of the Colorado Society of Certified Public Accountants and the American Institute of CPAs. He holds a Bachelor of Science degree in Business Administration, Accounting from the University of Denver

"We are very pleased that Robby has chosen to join the Aurelio team" said Steve Doppler, President & CEO. "Robby's extensive experience with a wide variety of mining companies will enable him to make a significant contribution to Aurelio as we move forward with development of our wholly-owned Hill Copper-Zinc Project in Arizona. At the same time, we would like to express our sincere appreciation to Allan Marter for his valuable contributions to Aurelio over the past 18 months. Although Allan is also stepping down as a Director of Aurelio, I am pleased to say that he has agreed to remain involved with us on a consulting basis, and we look forward to his continued participation in an advisory and strategic planning capacity."

About the Company

Aurelio Resource Corporation is a mineral exploration company focused on fast-track development of its wholly-owned Hill Copper-Zinc Project, which the Company believes contains a number of low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold. The Company has previously announced an independent estimate of the mineralized material at the MAN Area of the Project totaling 63.8 million tons at an average grade of 0.56% copper-equivalent. Aurelio has also acquired the rights to explore, and an option to purchase, the Gavilanes gold porphyry deposit in Durango, Mexico.

On behalf of the Board of Directors of Aurelio Resource Corporation

Contacts:

Stephen Doppler Diane Dudley

President & CEO Investor Relations

303-795-3030 303-945-7273 (direct)

800-803-1371 303-945-7270 (fax)

For additional information, please visit our website (www.AurelioResource.com) and/or send an email to DianeD@AurelioResource.com.

Legal Notice Regarding Forward Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions, or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information inferred from the interpretation of drilling results and information concerning mineral resource estimates may also be deemed to be forward-looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed. Forward-looking statements in this news release include: that our property contains a number of potentially low-cost, bulk-tonnage, open-pit-mineable deposits close to surface containing significant amounts of copper, zinc, silver and gold.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data; that we may not be able to keep our qualified personnel; that funds expected to be received may not be; that our estimates of mineral resources are inaccurate; uncertainties involved in the interpretation of drilling results and other tests and the estimation of resources; that we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration, purchase, lease or option payments; that our applications to drill may be denied; that weather, logistical problems or hazards may prevent us from exploration; that analysis of data cannot be done accurately and at depth; that results which we have found in any particular location are not necessarily indicative of larger areas of our property; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company's most-recent Form 10-K and Form 10-Q Reports filed with the Securities and Exchange Commission.